SUPPLEMENT TO

PROSPECTUS SUPPLEMENT DATED NOVEMBER 6, 1998
(TO PROSPECTUS DATED AUGUST 18, 1998)

                                   $12,261,000
                                  (APPROXIMATE)

                      VANDERBILT MORTGAGE AND FINANCE, INC.
                               SELLER AND SERVICER

                          MANUFACTURED HOUSING CONTRACT
           SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1998D

CAREFULLY CONSIDER THE RISK FACTORS IN THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS.

The offered certificates represent obligations of the trust only and do not represent an interest in or obligation of Vanderbilt Mortgage and Finance, Inc., The Chase Manhattan Bank or any of their affiliates (except to the extent of the limited guarantee of the Class I B-2 and Class II B-3 Certificates by Clayton Homes, Inc.)

This  Supplement to the Prospectus  Supplement may be used to offer and sell the
certificates   only  if  accompanied  by  the  Prospectus   Supplement  and  the
Prospectus.

 CLASS I B-2 CERTIFICATES

THE CERTIFICATES:

     This Supplement relates to the offering of the Class I B-2 Certificates of the Series referenced above. This Supplement does not contain complete information about the offering of the Class I B-2 Certificates. Additional information is contained in the accompanying Prospectus Supplement dated
November 6, 1998 prepared in connection with the offering of Series 1998D Certificates and in the related Prospectus dated August 18, 1998. You are urged to read this Supplement, the Prospectus Supplement and the Prospectus in full.

     As of December 7, 1998 the Original Class Principal Balance of the Class I B-2 Certificates was approximately $12,261,000.

                       ORIGINAL    PRICE TO   UNDERWRITING        PROCEEDS
                     CERTIFICATE    PUBLIC      DISCOUNT            TO
                       BALANCE                                   COMPANY

Class I B-2          $12,261,000   96.71875%    0.500%        $11,797,380.94
Certificates(1)

     (1) Plus accrued interest, if any, at the applicable rate from December 23, 1998

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       PRUDENTIAL SECURITIES INCORPORATED

                                December 9, 1998



         This Supplement is qualified in its entirety by reference to the detailed information appearing in the accompanying Prospectus Supplement and Prospectus. Certain capitalized terms used in this Supplement are defined in the Prospectus Supplement or the Prospectus.

                                THE CONTRACT POOL

         As of November 26, 1998 (the "Reference Date"), the Contract Pool included approximately 8,155 Contracts having an aggregate principal balance of approximately $284,547,776 and the Group I Contracts included approximately 5,848 Contracts having an aggregated outstanding principal balance of approximately $201,633,763.

         The  following   table   summarizes  the  delinquency  and  foreclosure
experience of the Contracts as of the Reference Date.

                                                                                                   As of
                                                                                             November 26, 1998

Total Number of Contracts Outstanding.................................................             8,155
Total Delinquencies as a Percent of Contracts Outstanding at Period End (1)...........
         30-59 days...................................................................             1.10%
         60-89 days...................................................................             0.10%
         90 days or more (excluding pending foreclosures).............................             0.00%
Total Delinquencies...................................................................             1.20%

(1)      As a percentage of the total number of Contracts as of the Reference Date.



                   DESCRIPTION OF THE CLASS I B-2 CERTIFICATES

         The  Class  I  B-2  Certificates  are  Subordinate  Certificates.   See
"Description of the Certificates--Group I Certificates and the Senior/Subordinate Structure" in the Prospectus Supplement. To the extent funds are available therefor, the Class I B-2 Certificates will be entitled to receive interest and principal in the amount of the Group I Available Distribution Amount for such Class as described in the Prospectus Supplement under "Description of the Certificates--Distributions". It is unlikely that the holders of the Class I B-2 Certificates will receive distributions of principal on any Remittance Date prior to the Remittance Date on which the Class I B Principal Distribution Test is met. Additional information relating to distributions of certain payments in respect of principal with respect to the Class I B-2 Certificates are set forth in the Prospectus Supplement under "Description of the Certificates--Distributions".

         Losses on  Liquidated  Contracts  in Group I will be  allocated  to the
Class I B-2 Certificates as described in the Prospectus Supplement under "Description of the Certificates--Losses on Liquidated Contracts". However, the Class I B-2 Certificates will have the benefit of the Limited Guarantee from Clayton Homes, Inc. ("CHI") or the Alternate Credit Enhancement. See "Description of the Certificates--Limited Guarantee of CHI" in the Prospectus Supplement.

         As of the December 7, 1998 (the "Certificate Date"), the Certificate Principal Balance of the Class I B-2 Certificates was approximately $12,261,000, evidencing an undivided interest of approximately 6.00% in the current principal balance of the Group I Contracts. As of the Certificate Date, the Group I Senior Certificates had an aggregate principal balance of approximately $161,779,217 and evidenced in the aggregate a beneficial ownership interest of approximately 80.00% in the current principal balance of the Group I Contracts.

REPORTS TO CERTIFICATEHOLDERS

         The  most  recent   monthly   statement  that  has  been  furnished  to
Certificateholders of record on the most recent Remittance Date is included herein as Exhibit 1.

                       YIELD AND PREPAYMENT CONSIDERATIONS

         The Group I assumptions are set forth in "Yield and Prepayment Considerations-Group I Assumptions" in the Prospectus Supplement. For the purposes of this Supplement it is assumed that the Class I B-2 Certificates are purchased on December 23, 1998. This assumption does not alter the information set forth under "Percent of the Original Principal Balance of the Class I B-2 Certificates at the Respective Percentages of the Prepayment Model Set Forth Below" under "Yield and Prepayment Considerations--Group I Assumptions" in the Prospectus Supplement.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The Class I B-2 Certificates will be treated for federal income tax purposes as having been issued with original issue discount ("OID") in an amount equal to the difference between the principal balance of such certificates and their issue price. See "Certain Federal Income Tax Consequences" in the Prospectus and Prospectus Supplement. For purposes of determining the amount and the rate of accrual of OID, the Company intends to assume that there will be prepayments on the Contracts at a rate equal to 200% of the Prepayment Model.

         If the method for computing OID described in the Prospectus results in a negative amount of OID for any period with respect to a holder of a Class I B-2 Certificate, the amount of OID allocable to such period would be zero and such holder will be permitted to offset such negative amount only against future OID (if any) attributable to such certificates.

         Prospective purchasers of the Class I B-2 Certificates should consider carefully the income tax consequences of an investment in the Class I B-2 Certificates discussed under "Certain Federal Income Tax Consequences" in the Prospectus Supplement and in the Prospectus. Such purchasers should also consult their own tax advisors with respect to those consequences.

                              ERISA CONSIDERATIONS

         Prospective purchasers of the Class I B-2 Certificates should consider carefully the ERISA consequences of an investment in the Class I B-2 Certificates discussed under "ERISA Considerations" in the Prospectus, the Prospectus Supplement and herein, and should consult their own advisors with respect to those consequences. As described in the Prospectus Supplement, the Class I B-2 Certificates originally did not qualify for any exemption under ERISA.

                                     RATINGS

         The Class I B-2 Certificates are currently rated "BBB" by Standard & Poor's, a division of the McGraw Hill Companies, Inc. and "BBB" by Fitch IBCA, Inc. See "Certificate Rating" in the Prospectus Supplement.

                                 USE OF PROCEEDS

         Substantially all of the net proceeds to be received from the sale of the Class I B-2 Certificates will be added to the general funds of the Company.

                         LEGAL INVESTMENT CONSIDERATIONS

         The Class I B-2 Certificates will not constitute "mortgage related securities" under the Secondary Mortgage Market Enhancement Act of 1984. "See Legal Investment Considerations" in the Prospectus Supplement.

                                  UNDERWRITING

         Subject to the terms and conditions set forth in an agreement (the "Underwriting Agreement") between the Company and the Prudential Securities Incorporated (the "Underwriter"), the Company has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Company the Class I B-2 Certificates. In the Underwriting Agreement, the Underwriter has agreed, subject to the terms and conditions set forth therein, to purchase all of the Class I B-2 Certificates offered hereby, if any, Class I B-2 Certificates are purchased. In connection with the sale of the Class I B-2 Certificates, the Underwriter may be deemed to have received compensation from the Company in the form of underwriting discounts.

         The Company has been advised by the Underwriter that they propose initially to offer the Class I B-2 Certificates to the public at the respective offering price set forth on the cover page hereof and to certain dealers at such price less concessions not to exceed 0.300% of the Class Principal Balance of the Class I B-2 Certificates.

        With respect to the Class I B-2 Certificates, the Underwriter may allow, and such dealers may reallow, a concession not to exceed 0.200% of such Class Principal Balance.

         The Underwriter intends to make a secondary market in the Class I B-2 Certificates, but has no obligation to do so. There can be no assurance that a secondary market for the Class I B-2 Certificates will develop or, if it does develop, that it will continue.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

         Pursuant to the Underwriting Agreement, the Company has agreed to indemnify the Underwriter against certain liabilities including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriter may be required to make in respect thereof.

                                   $12,261,000
                                  (APPROXIMATE)

                      VANDERBILT MORTGAGE AND FINANCE, INC.
                               SELLER AND SERVICER

                          MANUFACTURED HOUSING CONTRACT
           SENIOR/SUBORDINATE PASS-THROUGH CERTIFICATES, SERIES 1998D

                            CLASS I B-2 CERTIFICATES


                       SUPPLEMENT TO PROSPECTUS SUPPLEMENT



                       PRUDENTIAL SECURITIES INCORPORATED

         You should rely only on the information contained or incorporated by reference in this supplement to the prospectus supplement, the prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

         We are not offering the Series 1998D Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates in any state where the offer is not permitted.

         We do not claim that the information in this supplement to the prospectus supplement, the prospectus supplement and prospectus is accurate as of any date other than the dates stated on the respective covers.

         Dealers will deliver a supplement to the prospectus supplement, prospectus supplement and prospectus when acting as underwriters of the Series 1998D Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Class I B-2 Certificates and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the Series 1998D Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Class I B-2 Certificates will be required to deliver a supplement to the prospectus supplement, prospectus supplement and prospectus for ninety days following the date of this supplement to the prospectus supplement.

                                December 9, 1998